Exhibit 99.1

For Additional Information:
Ed L. Hutchins, 336-732-4200
ed.hutchins@wachovia.com
March 26, 2001

FOR RELEASE: Immediately

     Wachovia to Webcast Analyst and Institutional Investor Conference March 28 and 29

          Wachovia Corporation (NYSE: WB) will Webcast its Analyst and Institutional Investor Conference on March 28 and 29. Wachovia’s strategic direction and business plans will be discussed during the Webcast by L.M. Baker Jr., chairman and chief executive officer, Robert S. McCoy Jr., vice chairman and chief financial officer, and other members of Wachovia’s senior executive management team.

          The live audio Webcast, including presentation materials, will be available at www.wachovia.com/investor/conference.asp from 7 p.m. to 8 p.m. on March 28 and from 8 a.m. to 2:30 p.m. on March 29. A replay will be available at the same Web address from March 30 until April 4. RealPlayer software will be needed to access the live Webcast and replay. Audio-only access will be available via telephone by dialing 913-981-5509, which is not a toll-free number.

          Wachovia Corporation, with dual headquarters in Atlanta and Winston-Salem, N.C., is a leading financial holding company serving regional, national and international markets. As of December 31, 2000, Wachovia had assets of $74 billion. Member companies offer consumer and commercial banking, bank card, asset and wealth management, capital markets and investment banking, community development finance, brokerage and insurance services. Wachovia Bank, N.A. has more than 650 offices and 1,350 ATMs in Florida, Georgia, North Carolina, South Carolina and Virginia.